Exhibit 99.1

For more information, contact:

Sarika Dhadwal (952) 887-3753

Sarika.Dhadwal@Donaldson.com

Donaldson to Acquire Facet, an innovator in

Mission-Critical Fuel and Fluid Filtration Solutions

•	Complements and expands Donaldson’s product portfolio with products designed for fuel and fluid filtration in critical applications

•	Broadens exposure to durable end markets with significant filtration needs including aerospace and defense, and power generation

•	Brings large, global installed base and strengthens aftermarket position with approximately 70% of sales from consumables with regulated replacement cycles

•

Strengthens Donaldson’s financial profile with immediate margin accretion and EPS accretion in fiscal year 2027; adds nearly $110 million in sales with strong organic revenue growth, gross margins and EBITDA margins substantially above Donaldson Company average, low capital intensity and strong cash flow generation

MINNEAPOLIS (February 2, 2026) — Donaldson Company, Inc. (NYSE: DCI) (Donaldson or the Company), a global leader in technology-led filtration products and solutions, today announced it has entered into a definitive agreement to acquire Filtration Group’s Facet Filtration business in an all-cash transaction valued at approximately $820 million. The purchase price represents approximately 20.0x calendar year 2025 EBITDA, or 16.6x when adjusted for the present value of expected tax benefits and cost synergies.

“Facet is a valuable, strategic addition to our Industrial Solutions business, increasing our exposure to attractive, durable end markets which require high-performance filtration solutions,” said Tod Carpenter, chairman, president and chief executive officer. “This acquisition strengthens and diversifies our core product portfolio with new capabilities in fuel and fluid filtration including jet fuel filtration where Facet is a global pioneer. Importantly, approximately 70% of revenues are driven by recurring, regulated replacement part sales with high margins.

“This highly complementary business expands our addressable market and enhances our long-term profitable growth. We look forward to welcoming the Facet team as we work together to deliver enhanced value to both our customers and our shareholders,” Carpenter concluded.

Details and Transaction Timing

Facet offers fuel and fluid filtration solutions for mission-critical applications primarily in aerospace and defense, as well as power generation. The Company is a pioneer in the jet fuel filtration market where its products are utilized at multiple stages of the fuel supply chain from refinery to end fueling point. Headquartered in Tulsa, OK, the Company has 236 employees across the US and Europe with key manufacturing locations in Oklahoma and Spain. Calendar 2025 sales were $108 million, primarily generated in North America and Europe at 57% and 26%, respectively.

Donaldson intends to fund the transaction through a combination of cash on hand and new debt financing. The transaction is subject to customary closing conditions, including receipt of applicable regulatory approvals. A summary presentation is available at ir.donaldson.com.

Miscellaneous

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are identified by words or phrases such as “will likely result,” “are expected to,” “will continue,” “will allow,” “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” “plan” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could affect the Company’s performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed. These factors include, but are not limited to, challenges in global operations; impacts of global economic, industrial and political conditions on product demand; impacts from unexpected events; effects of unavailable raw materials, significant demand fluctuations or material cost changes; inability to attract and retain qualified personnel; inability to meet customer demand; inability to maintain competitive advantages; threats from disruptive technologies; effects of highly competitive markets with pricing pressure; exposure to customer concentration in certain cyclical industries; inability to manage productivity improvements; inability to achieve commitments related to sustainability, results of execution of any acquisition, divestiture and other strategic transactions; vulnerabilities associated with information technology systems and security; inability to protect and enforce intellectual property rights; costs associated with governmental laws and regulations; impacts of foreign currency fluctuations; and effects of changes in capital and credit markets. These and other factors are described in Part I, Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2025. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

About Facet

Facet is a global innovator in aviation fuel filtration with 80 years of industry experience. Facet develops cutting-edge filtration technology to ensure contaminants such as water, dust, and dirt do not negatively impact the performance and quality of equipment. With in-house research, product development, and manufacturing facilities in Oklahoma and Spain, Facet creates contaminant management solutions that combine technology-driven products and advanced testing with outstanding service. Facet’s customer-focused approach and global footprint combined with an understanding of the filtration needs and challenges of the market, make Facet the partner of choice for customers worldwide. Additional information is available at www.facetfiltration.com.

About Donaldson Company, Inc.

Founded in 1915, Donaldson (NYSE: DCI) is a global leader in technology-led filtration products and solutions, serving a broad range of industries and advanced markets. Diverse, skilled employees at over 150 locations on six continents partner with customers – from small business owners to R&D organizations and the world’s biggest OEM brands. Donaldson solves complex filtration challenges through three primary segments: Mobile Solutions, Industrial Solutions and Life Sciences. Additional information is available at www.Donaldson.com.